Contact:	610-337-1000 Robert W. Krick, Ext. 3645 Brenda Blake, Ext. 3202	For Release: Immediate	October 3, 2007

AmeriGas Partners Issues Earnings Guidance and
Schedules Fourth Quarter Conference Call

VALLEY FORGE, Pa., October 3 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), today announced earnings guidance for fiscal years 2007 and 2008. AmeriGas Partners expects to report earnings for its fiscal year ended September 30, 2007 of approximately $142 million excluding a gain of approximately $46 million on the sale of a propane storage terminal as previously announced. Earnings before interest expense, income taxes, depreciation, amortization and the gain of $46 million on the terminal sale, (adjusted EBITDA) are expected to be a record of approximately $290 million for the year.

Lon R. Greenberg, chairman of AmeriGas, said, “Having made considerable progress on all of its key strategies in fiscal 2007, AmeriGas expects to report EBITDA of approximately $300 million to $310 million for its fiscal year ending September 30, 2008, assuming normal weather patterns this coming winter.”

AmeriGas Partners is scheduled to release more detailed results for the fiscal year ended September 30, 2007 on November 14, 2007.

AmeriGas Partners will host its fourth quarter and fiscal year end 2007 earnings conference call on Wednesday, November 14, 2007, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/APU/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9058142; (International replay 719-457-0820, passcode 9058142) through midnight, Friday, November 16, 2007.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.

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This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of propane, the capacity to transport propane to our market areas, and regional economic conditions You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2008.

Forecast
Fiscal Year Ending
September 30, 2008
(in millions)
Net income (estimate)	$152
Interest Expense (estimate)	72
Income taxes (estimate)	1
Depreciation (estimate)	75
Amortization (estimate)	5

EBITDA (estimate)	$305

Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-15 ### 10/3/07